Exhibit 99.1

Ventas, Inc.    10350 Ormsby Park Place, Suite 300    Louisville, Kentucky 40223    (502) 357.9000    (502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS TO ACQUIRE 67 ASSETS IN TRANSACTION

WITH SENIOR CARE FOR $649 MILLION

Property Mix Includes CCRCs, Assisted Living Communities,

Skilled Nursing Facilities and Rehabilitation Hospitals

Transaction Expected to be Immediately Accretive to Normalized FFO

LOUISVILLE, KY (September 8, 2006) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that it has entered into a definitive agreement (the “Purchase Agreement”) to acquire a diverse portfolio of 67 healthcare and seniors housing properties in a transaction with entities affiliated with Canada’s Reichmann family (collectively, the “Seller”) for approximately $649 million.

The facilities are located in 16 states, and the portfolio consists of four separate asset groups and contains 5,855 beds/units:

•	Health Care Group – Five high end multi-level retirement communities (CCRCs) and two dementia care communities located in infill markets in southern California (the “HCG Portfolio”);

•	United Rehab – 19 healthcare assets (17 skilled nursing facilities and two rehabilitation hospitals) located primarily in Kentucky;

•	Elmcroft – Eight newer assisted living communities located in the southeastern United States; and

•	Outlook Pointe – 33 newer assisted living communities located primarily in the mid-Atlantic region.

“We are excited to announce this acquisition, which exemplifies the continued execution of our strategic growth and diversification plan,” Ventas Chairman, President and CEO Debra A. Cafaro said. “In one step, we are adding an important new tenant relationship, acquiring a diverse portfolio of assets with a large component of private pay revenues, and continuing our commitment to strong internal growth from rental escalations.”

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Ventas to Acquire 67 Assets in Transaction with Senior Care

September 8, 2006

At closing, Ventas will lease the properties to subsidiaries of Senior Care, Inc. (collectively, the “Tenant”) on a 15-year triple-net basis with two five-year extensions. The transaction will initially add about $50 million in annual rent to Ventas’s annual rental revenue, representing a lease rate of 7.75 percent on the portfolio. Ventas expects the transaction to be accretive to the Company’s normalized Funds from Operation (FFO) and to close late in the fourth quarter.

BENEFITS OF THE TRANSACTION

The Company said expected benefits of the proposed transaction include:

•	Diversification by tenant and by asset class. Upon closing of the transaction, (1) annualized REIT revenue from Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) will represent approximately 46 percent of Ventas’s run rate total revenue, and (2) annualized revenue from private pay assets in the Company’s portfolio will represent approximately 48 percent of the Company’s run rate total revenue, in each case based on the Company’s second quarter revenues and assuming all acquisitions closed at the beginning of the period.

•	The transaction is expected to add approximately $0.04 to the Company’s normalized fully diluted FFO per share in the first year following the closing. Ventas expects to issue updated normalized FFO guidance following the closing of the transaction.

•	A seasoned Tenant executive management team led by Pat Mulloy and Tim Wesley, with economic alignment and a track record of success in seniors housing. Pat and Tim will serve as Chief Executive Officer and Chief Financial Officer, respectively, of Senior Care, Inc., a new national provider of seniors housing and care services headquartered in Louisville, Kentucky. Gary Smith, the former CEO of Elmcroft Assisted Living, will join the management team as Chief Operating Officer.

•	Acquisition price per bed/unit of $111,000, which the Company believes is below replacement costs.

•	Continued strong cash flow growth due to annual lease escalations tied to changes in the Consumer Price Index, with an expected floor of 3 percent and a cap of 5 percent. At an average annual escalation amount of 4 percent, the unlevered lease yield over the base term of the lease is expected to be 10.6 percent.

•	Well-structured, pooled, multi-facility master leases secured by a guaranty from Tenant’s parent and a security deposit of approximately six months’ base rent under the master leases (expected to be approximately $25 million at closing), as well as up to $18.3 million of income support from certain Tenant-related entities with respect to eight unstabilized properties for three years (“Income Support”). The master leases will be cross-defaulted.

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Ventas to Acquire 67 Assets in Transaction with Senior Care

September 8, 2006

•	The current portfolio EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) to rent coverage of approximately 1.15x after management fees of 3 percent on hospitals and 4 percent on all other facilities. Earnings include the Income Support.

“We are pleased to be entering into this important relationship with the Louisville-based executive management team at Senior Care led by Pat Mulloy and Tim Wesley,” Ventas Executive Vice President and Chief Investment Officer Raymond J. Lewis said. “We believe Senior Care has excellent prospects for success and growth under their leadership.”

Ventas said the transaction will be funded through a combination of cash and equity issued to the Seller. Ventas will issue approximately 1.7 million shares of its common equity to the Seller at the closing, valued at $65 million based on the average of its recent closing prices prior to the execution of the Purchase Agreement. The cash portion of the purchase price will be funded through the assumption of up to $30 million of existing secured debt, draws on Ventas’s revolving credit facility and the issuance of senior notes or other debt securities.

On August 24, 2006, Ventas made a $156.8 million bridge loan to various affiliates of the Seller, the proceeds of which were used by the Seller to acquire the HCG Portfolio. The loan bears interest at an annual rate of LIBOR plus 500 basis points and matures in one year with a six-month extension option. It is expected that the loan will be repaid concurrently with the closing of Ventas’s acquisition of the Senior Care assets.

“Senior Care will have 74 seniors housing and healthcare assets in 16 states under lease, ownership or management at inception and expects to generate over $15 million in EBITDA (earnings before interest, taxes, depreciation and amortization) in 2007,” Senior Care CEO Pat Mulloy said. “Senior Care will be one of the largest privately held long-term care and seniors housing enterprises in the U.S., with almost 6,000 employees and a capacity to serve approximately 6,200 patients/residents. We are very pleased to begin our corporate life with Ventas’s strong endorsement, evidenced by its $649 million investment in our business.”

Completion of the transaction will be subject to satisfaction of certain conditions, including regulatory approvals. Ventas expects the acquisition to close late in the fourth quarter of 2006, although there can be no assurance that the transaction will close or, if it does, when the closing will occur. In certain cases, Ventas is entitled to receive a fee if the transaction is not completed.

Ventas, Inc. is a leading healthcare real estate investment trust that is the nation’s largest owner of seniors housing and long-term care assets. Its diverse portfolio of properties located in 42 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at http://www.ventasreit.com.

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Ventas to Acquire 67 Assets in Transaction with Senior Care

September 8, 2006

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ended December 31, 2005 and for the year ending December 31, 2006; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants and borrowers and to accurately estimate the magnitude of such liabilities; and (q) the value of the Company’s rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative. Many of such factors are beyond the control of the Company and its management.

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